Exhibit 99.1

Snap Interactive Appoints Alex Harrington as CEO

Founder and Former CEO Clifford Lerner Steps Down to Head Mobile Dating App, The Grade

NEW YORK -- Snap Interactive, Inc. (“SNAP” or the "Company”) (OTCQB: STVI), a leading online dating provider, today announced that Alex Harrington has been promoted to Chief Executive Officer, effective October 13, 2015. Clifford Lerner will assume the newly-created role of President of The Grade, SNAP’s mobile app designed to provide a female-friendly dating experience, which was recently featured on the front cover of the Wall Street Journal.

“As part of the strategic review process we announced last month, we examined ways that we could align our management team to best position SNAP to unlock shareholder value. From that analysis, we determined that Alex is the right person to lead the Company forward to execute our vision of building a portfolio of leading dating apps, optimizing the monetization potential of our large user base, pursuing business combination targets and achieving our ultimate goal of listing the Company’s stock on a national securities exchange,” said Clifford Lerner, Chairman of the Board and founder of SNAP Interactive, Inc.

“Since joining the Company, Alex has demonstrated strong leadership skills by successfully managing SNAP’s operations, marketing and finances. As we look to pursue potential business opportunities, Alex’s experience in entrepreneurial growth and mergers and acquisitions will be invaluable. He has a combined 20 years of leadership experience in digital businesses and investment banking, including having served as CEO of a fast-growing mobile dating start-up. I speak for the entire SNAP family when I say we are energized by this transition and we look forward to working with Alex in his new capacity as CEO.”

As President of The Grade, Mr. Lerner’s primary responsibilities will be to scale The Grade’s user base, oversee its growth and drive market penetration. Mr. Harrington stated, “We believe The Grade has enormous potential. Cliff has a proven track record of building successful early-stage digital properties, such as AYI, which rapidly developed a database of 30 million users under his leadership. With The Grade showing such promise, we believe that Cliff’s leadership will enable SNAP to unlock the value of this exciting new dating app and help to maximize value for our shareholders.”

“We believe that the dating industry is finally entering the mainstream, but there is a large potential for new brands and services to disrupt this multi-billion dollar sector. The industry is also highly-fragmented and ripe with opportunity for consolidation. By some estimates, there are over 8,000 competitors in the online dating services market worldwide. In an industry where there are significant barriers to achieving scale, SNAP is an established leader with a database of over 30 million unique users and over ten years invested in core infrastructure. Our industry expertise, world-class platform and user base size form the nucleus of the multi-platform, portfolio-driven approach which drives our growth.”

“As we progress towards a strategy of managing a portfolio of products, AYI remains a core asset, which we believe can create additional value through a rebranding aimed toward invigorating growth, continued cash flow generation and leveraging its large user database. We have been carefully managing AYI to maximize cash flow, since we believe the biggest near-term growth opportunities will be in the launch of new dating brands, and we plan to deploy enhanced cash reserves to invest in those opportunities. Together with anticipated enhancements to our management team and board of directors, we will continue to strengthen our organization with the ultimate goal of delivering faster growth and enhanced shareholder value.”

Mr. Harrington joined SNAP in 2014 as Chief Operating Officer and Chief Financial Officer. Previously, Mr. Harrington served as CEO of MeetMoi, a pioneer in the mobile dating industry, which was sold to Match.com. Prior to MeetMoi, he served as SVP of Strategy and Operations for Zagat Survey from 2004 to 2008, which was subsequently sold to Google. Mr. Harrington holds an MBA from The Wharton School and spent five years as an investment banker, principally as a mergers and acquisitions advisor. Mr. Harrington will continue to serve as Chief Financial Officer while SNAP conducts a search for a successor, which is commencing presently.

IR Contact:

KCSA Strategic Communications
Todd Fromer / Brad Nelson
212-896-1215 / 212-896-1217
tfromer@kcsa.com / bnelson@kcsa.com

IR@snap-interactive.com

PR Contact:

Adam Handelsman
212-518-7721

adam@specopscomm.com

About Snap Interactive, Inc.

Snap Interactive, Inc. develops, owns and operates dating applications for social networking websites and mobile platforms. The Grade is a patent-pending mobile dating application catering to high-quality singles. SNAP's flagship brand, AYI.com, is a multi-platform online dating site with a large user database of approximately 30 million users. For more information, please visit http://www.snap-interactive.com.

The contents of our websites are not part of this press release, and you should not consider the contents of these websites in making an investment decision with respect to our common stock.

Facebook is a registered trademark of Facebook Inc. Apple and iPhone are registered trademarks of Apple Inc. and App Store is a registered service mark of Apple Inc. Android is a registered trademark of Google Inc. The Grade is a trademark and AYI.com is a registered trademark of Snap Interactive, Inc.

Forward-Looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with general economic, industry and market sector conditions; the Company's ability to institute corporate governance standards or achieve compliance with national exchange listing requirements; the Company's future growth and the ability to obtain additional financing to implement the Company’s growth strategy; the ability to increase or recognize revenue, decrease expenses and increase the number of active subscribers, new subscription transactions or monthly active users; the ability to enter into new advertising agreements; the ability to diversify new user acquisition channels or improve the conversion of users to paid subscribers; the ability to anticipate and respond to changing user and industry trends and preferences; the intense competition in the online dating marketplace; the ability to release new applications or derive revenue from new applications; and circumstances that could disrupt the functioning of the Company's applications. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.

All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made, except to the extent required by applicable securities laws.